Exhibit 10.3

Long Term Incentive – Performance Share Grant

[Year]
Fair Market Value as of [Date]	[Price Per Share]
Date of Grant	[Date]
Performance Share Target
Performance Cycle	[Date] through [Date]

Performance Goals: Each performance share award will be based on the Company’s Total Shareholder Return (TSR) performance (which represents stock price appreciation plus dividends reinvested) based on the three-year average relative to an investor-owned utility peer group

Amount of Award: Actual awards will be based on company performance as specified above, and can range from 0 to 200 percent of target. The amount distributable to the Participant shall be determined in accordance with the following schedule:

3-yr Total Shareholder Return -	% of Target Value
Percentile Relative to Peer Group	Paid Out
90th percentile or greater	[Percentage]
80th Percentile	[Percentage]
70th Percentile	[Percentage]
60th Percentile	[Percentage]
50th Percentile	[Percentage]
45th Percentile	[Percentage]
40th Percentile	[Percentage]
Below 40th Percentile	[Percentage]

Performance Share payout: Subject to the terms of the Plan, Performance Shares will be paid in Alliant Energy shares, or a combination of cash and shares, as soon as practicable at the end of each performance cycle, but not later than seventy-five days following the end of the performance cycle.

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